Exhibit (a)(1)(J)

Notification to Employees Regarding Presentation Schedules

From: stockadmin@marvell.com [mailto:stockadmin@marvell.com]

Sent: [Date] [Time]

To: [EMAIL ADDRESS]

Subject: Offer to Exchange Presentations

On Tuesday, December 16, 2008, you should have received an email from Sehat Sutardja announcing the Offer to Exchange certain “underwater stock options” for restricted stock units. In order to educate you on the components of the program and instruct you on how to participate, please join us for presentations as follows:

[Country Location]

Date:

Time:

Where:

We look forward to your attendance.

Sincerely,

[Name]